Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-196683 on Form N-2 of our report dated October 24, 2014, relating to the consolidated financial statements and financial highlights of BlackRock Corporate High Yield Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2014. We also consent to the references to us under the headings “Item 4. Financial Highlights” and “Other Service Providers” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 15, 2014